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                                                                   EXHIBIT 10.15

                               LICENSE AGREEMENT

This License Agreement (this "Agreement") is entered into as of this twenty-ninth (29th) day of September, 1998 (the "Effective Date"), by, and between Preview Systems, Inc., a Delaware corporation having its principal place of business at 1601 S. De Anza Blvd., Suite 100, Cupertino, CA 95014, USA ("PSI"), and Sony Marketing (Japan), Inc., a Japanese corporation having its registered place of business at 41018 Tanakawa, Minato-ku, Tokyo, 1080074, Japan ("SMOJ").

                                    RECITALS

WHEREAS, PSI has proprietary rights to certain computer software known as the ZipLock Electronic Software Distribution (ESD) System:

WHEREAS, PSI is willing to grant to SMOJ, and SMJI is willing to accept, certain license rights in Japan with respect to such software, as more fully described herein and in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants and other consideration contained herein, the parties agree to the following terms and conditions, which set forth the rights, duties, and obligations of the parties:

                                   AGREEMENT

1.  DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

1.1 "Affiliate" shall mean, with respect to any a party, any corporation or other. entity, that is directly or indirectly controlling, controlled by or under common control with such party. For the purpose of this definition, "control" shall mean the direct or indirect ownership of more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority). For purposes of clarification, any entity that is owned or controlled directly or indirectly by, Sony Corporation shall be deemed an Affiliate of SMOJ.

1.2. "Business" means (i) the marketing, distribution and support of the Localized Software in the Territory by SMOJ in accordance with the terms and conditions of this Agreement and (ii) the provision of electronic commerce services (including, without limitation, electronic software distribution and/or digital rights/goods distribution services) in the Territory using the Localized Software.

1.3. "Business Unit" means the independent profit center within SMOJ which shall be responsible for the operation of the Business.

1.4. "Confidential Information" means any information and/or material disclosed hereunder by a party to the other party (whether in writing, oral, graphic. electronic or in any other form) that is marked as (or provided under circumstances reasonably indicating it is) confidential or proprietary, or if disclosed orally or in other intangible form, that is identified as (or provided under circumstances reasonably indicating it is) confidential at the time of disclosure and summarized in a writing transmitted to the other party within thirty (30) days of such disclosure. Confidential Information, includes, without limitation, the terms and conditions of this Agreement; and all trade secrets, know-how, inventions (whether or not patentable), business plans, technical data, product ideas, techniques, processes, programs, methodologies, algorithms, analytical routines, schematics, testing procedures, software design and architecture, computer code, internal documentation, design and function specifications, product requirements, personnel, contracts and other technical or financial information or materials of the disclosing party and/or its employees, consultants, investors, Affiliates, licensors, suppliers, vendors, customers, clients and other persons.

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1.5.  "Derivative Work" shall mean, with respect to any work, any revision, modification, translation, abridgment, condensation or expansion of the work (or any portion thereof), or any form in which the work (or any portion thereof) may be recast, transferred or adapted, which, if prepared without the consent of the owner of the work, would infringe or misappropriate any intellectual property rights (including, without limitation, any copyright, patent, trademark or trade secret) in the work. or would constitute unauthorized use or disclosure of any Confidential Information with respect to the work.

1.6. "Distributor" means any third party (including, without limitation, any Affiliate of SMOJ) located in the Territory and properly sublicensed hereunder by SMOJ to distribute the Localized Software to End Users in accordance with the terms hereof.

1.7. "Distributor Agreement" means an enforceable written agreement entered into by SMOJ and any Distributor for the distribution of the Localized Software by Distributor to End Users, which agreement contains terms and conditions not materially inconsistent with and not materially less restrictive than those set forth in this Agreement, and expressly names PSI as an intended third party beneficiary with the right to rely on and directly enforce the terms thereof and the form of which has been approved in advance in writing by PSI, which approval will not be unreasonably withheld. This agreement may be in Japanese, will be based on Japanese law, and will be consistent with similar Japanese business practices.

1.8. "Documentation" means, with respect to any PSI product or service, PSI's standard user documentation and related materials generally provided by PSI for use with such product or service (including, without limitation, user manuals, reference manuals, installation guides and other user materials), together with all Fixes and Enhancements relating thereto.

1.9. "End User" means any third party (including, without limitation, any Affiliate of SMOJ) located in the Territory that is properly licensed hereunder by SMOJ to use, but not to distribute further, the Localized Software in accordance with the End User License Agreement.

1.10. "End User License Agreement" means SMOJ's standard End User license agreement for the Localized Software, which agreement contains terms and conditions not materially inconsistent with and not materially less restrictive than those set forth in this Agreement and PSI's then-current standard end user license agreement for the non-localized version of the Localized Software, and expressly names PSI as an intended third party beneficiary with the right to rely on and directly enforce the terms thereof, and which agreement has been approved in advance in writing by PSI, which approval will not be unreasonably withheld. This agreement may be in Japanese, will be based on Japanese law, and will be consistent with similar Japanese business practices.

1.11. "Enhancements" means, with respect to any work, any enhancements, improvements, revisions, plug-ins, upgrades, updates, new versions, new releases and/or other modifications (other than Fixes) to such work that are designated as subsequent numbered releases of the same work and that may be provided by PSI to SMOJ hereunder. Enhancements do not include any New Products.

1.12. "Fiscal Year" means any fiscal year of the Business Unit, which shall be the twelve (12) month period beginning on April 1st and ending on the following March 31st.

1.13. "Fixes" means, with respect to any work, any bug fixes, patches, work-arounds and/or other error corrections to such work (other than Enhancements) that may be provided by PSI to SMOJ hereunder.

1.14. "Gross Revenues" means, with respect to any product or service, any and all gross amounts (including. without limitation, the fair market value of any non-cash consideration) accrued to a party from the sale, license, distribution and/or other transfer of the product or service, less any and all amounts paid or credited for returns, rebates, exchanges, bad debt and/or discounts.

1.15. "Initial Term" means the initial term of this Agreement, beginning on the Effective Date and ending on March 31, 2002.

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1.16.  "License Term" means the period of time in which this Agreement is in effect, which shall include the Initial Term, and if this Agreement is renewed in accordance with this Agreement, any Renewal Term.

1.17. "Localized Software" means the Japanese-localized version of the ZipLock ESD System and any New Product provided hereunder to SMOJ by PSI, which will be marketed and distributed hereunder by SMOJ, and which includes, without limitation, any Documentation, Fixes and Enhancements relating thereto that may be provided hereunder in accordance with this Agreement.

1.18. "New Products" means any new products which are developed and generally distributed by PSI during the License Term.

1.19. "Performance Criteria" means the annual minimum Gross Revenue and royalty performance levels required for the Business Unit as set forth in Section 4 or as otherwise determined by the parties in accordance with this Agreement.

1.20. "PSI Marks" means any trademarks, trade names, service marks and service names of PSI relating to the Localized Software (including, without. limitation, any New Product).

1.21. "Renewal Term" means any three-(3)-year renewal term of this Agreement subsequent to the Initial Term, which renewal term is entered into in accordance with the terms and conditions of this Agreement.

1.22.  "Territory" means Japan.

1.23. "Warranty Period" shall mean the one (l)-year period following the date that the Localized Software is first shipped to SMOJ.

1.24. "ZipLock ESD System" means PSI's proprietary "ZipLock ESD System" integrated software package, which includes, without limitation, PSI's proprietary "ZipLock Server", "ZipLock Gateway" and "ZipLock Builder" software programs, together with all Documentation relating to the foregoing.


2.  LICENSE GRANT

     2.1. License Grant. Subject to the terms and conditions of this Agreement, PSI hereby grants to SMOJ, in the Territory during the License Term, a royalty-bearing, non-transferable and non-sublicensable (except to the extent expressly set forth herein) license, under all of PSI's intellectual property rights in the ZipLock ESD System and any New Product, to: (i) use the Localized Software internally to distribute SMOJ's software products electronically to customers in the Territory and to provide electronic commerce services to customers located in the Territory; (ii) to reproduce, market (including all activities normally involved in marketing a product or service, including advertising, promotion, demonstration, etc.) and distribute (directly or indirectly through Distributors located in the Territory) the Localized Software to End Users, and to grant sublicenses to use the Localized Software to such End Users pursuant to End User License Agreements; (iii) with PSI's prior written consent, to develop Japanese-localized versions of Enhancements to the Localized Software (including, without limitation, any New Products), provided the parties have first agreed in writing upon applicable terms and conditions relating to such localization of such Enhancements; and (iv) to maintain and support the Localized Software, including, without limitation, any such localized Enhancements. During the final year of the Initial Term or any Renewal Terms, SMOJ will have the right to enter into one-year Distributor Agreements and End User License Agreements, even if PSI and SMOJ have not yet agreed that this License will be renewed. Except as expressly set forth in Sections 2.1, 2.2 or 2.3, no other right or license of any kind, whether express or implied, is granted by PSI to SMOJ hereunder with respect to the ZipLock ESD System, the Localized Software (including, without limitation, any New Products), or any Enhancements to any of the foregoing; and all rights not expressly granted herein are retained by PSI.

     2.2.  Exclusivity and Non-competition with Business.

          2.2.1.  Exclusivity.  The foregoing license granted by PSI to SMOJ in
Section 2.1 shall be exclusive to SMOJ during the License Term, unless Such exclusivity is earlier terminated in accordance with this

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Agreement. The exclusive nature of such license means that, for so long as such license remains in effect on an exclusive basis, PSI shall not grant another entity the right to exercise in the Territory any of the rights granted to SMOJ pursuant to Section 2.1.

          2.2.2. Non-competition with Business. During the License Term, for so long as the license granted in Section 2.1 remains in effect on an exclusive basis, neither party shall offer, or participate in the management of another entity offering, any electronic software distribution and/or digital rights/goods distribution services or products in the Territory which are similar to those services or products which are offered through or as part of the Localized Software. Notwithstanding the foregoing, the restrictions set forth in the preceding sentence shall not apply to (i) preclude Sony Corporation or Affiliates of SMOJ from developing and offering any electronic software distribution and/or digital rights/goods distribution services or products in the Territory which are similar to those services or products which are offered through or as part of the Localized Software and (ii) an entity acquired by PSI where a portion of such entity's business relates to electronic software distribution and/or digital rights/goods distribution services or products in the Territory, provided that PSI shall neither expand further such distribution relationship or renew it beyond its then-current term.

          2.2.3.  Termination of Exclusivity and Non-competition.

                  (i) If Sony Corporation or an Affiliate of SMOJ develops a product or service which is similar to any product or service offered by SMOJ through or as part of the Localized Software and SMOJ wishes to offer and/or distribute such product and/or service, then SMOJ, upon one hundred eighty (180) days' prior written notice to PSI, shall have the option to offer and/or distribute such product or service in the Territory; provided, however, in such event, (a) PSI shall have the option to terminate immediately, the exclusive nature of the license rights granted to SMOJ in Section 2.1 and to market, offer and distribute the Localized Software and any of PSI's products and services in the Territory through any third party, and (b) the non-competition provisions of
Section 2.2.2 shall no longer apply. In such event, SMOJ shall have the right to continue to distribute the Localized Software on a nonexclusive basis for the remainder of the then-current term, subject to SMOJ's payment of applicable running royalties as set forth in Section 4.2 of this Agreement.

                  (ii) In the event that the Business Unit's actual Gross Revenues do not meet the applicable minimum targets for Fiscal Year 1999, or subsequently do not meet the applicable minimum targets for the first year during a Renewal Term, SMOJ shall pay to PSI the difference between the Minimum Running Royalty required for that Fiscal Year and the actual Running Royalty paid to PSI during such Fiscal Year, pursuant to Section 4.3 hereof. In the event that the Business Unit's actual Gross Revenues do not meet the applicable minimum targets for Fiscal Years 1999 and 2000, or subsequently do not meet the applicable minimum targets for the first two (2) years during a Renewal Term, SMOJ shall have the option to continue the exclusive nature of the license granted hereunder for one (1) additional year by paying to PSI the amount which is equal to the difference between the Minimum Running Royalty required for Fiscal Year 2000 (or for the second year during the Renewal Term, as applicable) and the actual Running Royalty paid to PSI during such Fiscal Year, pursuant to
Section 4.3 hereof.

                  (iii) In the event that (1) the Business Unit's actual Gross Revenues do not meet the applicable minimum targets for Fiscal Years 1999 and 2000, or subsequently do not meet the applicable minimum targets for the first two (2) years during a Renewal Term, and SMOJ does not elect to continue the exclusive nature of the license for a third year by paying to PSI the royalty shortfall for that second year, pursuant to Section 2.2.3(ii) above; or in the event that (2) the Business Unit's actual Gross Revenues do not meet the applicable minimum targets for Fiscal Years 1999, 2000, and 2001, then (a) PSI shall have the option to terminate immediately the exclusive nature of the license rights granted to SMOJ in Section 2.1 and to market, offer and distribute the Localized Software and any of PSI's products and services in the Territory through any third party, and (b) the non-competition provisions of
Section 2.2.2 shall no longer apply. In such event, SMOJ shall have the right to continue to distribute the Localized Software on a non-exclusive basis for the remainder of the then-current term, subject to SMOJ's payment of applicable running royalties as set forth in Section 4.2 of this Agreement.


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     2.3.  Trademark License.

          2.3.1. License Grant. Subject to the terms and conditions of this Agreement, PSI hereby grants to SMOJ, in the Territory during the License Term, a non-exclusive, non-transferable license to use the PSI Marks in connection with any advertising, packaging, marketing, technical, support, instructional or other materials related to the Localized Software. SMOJ may sublicense to any Distributor the foregoing right to use the PSI Marks in accordance with this Agreement. The Localized Software and any such related materials shall bear, in a reasonably conspicuous and standard fashion, the PSI Marks.

          2.3.2. Use of PSI Marks. SMOJ's and any such Distributor's use of the PSI Marks shall be in accordance with the provisions of this section 2.3 and PSI's then-current trademark guidelines, if any, as provided, and updated from time to time, by PSI. SMOJ and any such Distributor shall use the PSI Marks in a manner that does not derogate from PSI's rights in the PSI Marks, and shall take no action that would interfere with or diminish those rights. SMOJ agrees, and shall require any such Distributor to agree, to use the appropriate trademark, product descriptor and trademark symbol (either "(TM)" or "(R)") as designated by PSI, and to clearly indicate PSI's ownership of the PSI Marks on the first occasion whenever any of the PSI Marks is first mentioned in any advertisement, brochure, documentation or other material, or in any other manner in connection with the Localized Software or the Business. Upon PSI's request from time to time, SMOJ agrees, and shall require any such Distributor to agree, to provide PSI with copies of goods and materials bearing the PSI Marks so that PSI can verify that the quality of SMOJ's and any Such Distributor's use of such PSI Marks is comparable to that of PSI's use thereof. In addition, as part of the annual process to develop the Annual Operating Plan, or at any other time following reasonable written notice from PSI, SMOJ and any such Distributor shall provide PSI with a sample of any advertisement, packaging, brochure or other publicly distributed documentation or material bearing a PSI Mark. SMOJ and any such Distributor shall immediately suspend use of the PSI Marks if the quality of the use of the PSI Marks is reasonably deemed interior by PSI until SMOJ and/or such Distributor has taken such steps as PSI may reasonably require to solve the quality deficiencies.

          2.3.3. Additional Restrictions. SMOJ and any such Distributor shall not reproduce or use the PSI Marks in any manner whatsoever other than as expressly authorized by this Agreement or permitted by applicable law without a license. SMOJ and any such Distributor shall not use as its own any mark, word or design confusingly similar to any PSI Mark. SMOJ agrees, and shall require any such Distributor to agree, that (i) all use of the PSI Marks by SMOJ will inure to the benefit of PSI, (ii) SMOJ and any such Distributor shall not register any PSI Marks without PSI's express prior written consent. and (iii) PSI shall retain the exclusive right to apply for and obtain registrations for the PSI Marks throughout the world.

     2.4. Territory. The Localized Software may be installed and operated on]y in the Territory. If SMOJ introduces any Japanese customers to PSI who install any Localized Software outside of the Territory pursuant to a license agreement with PSI, PSI shall pay SMOJ a referral fee equal to [*] Percent ([*]%) of the Gross Revenues that accrue to PSI from such customers during the License Term.

     2.5. Restrictions. SMOJ, its Distributors and any End User shall not,. without the prior written consent of PSI: (1) decompile, disassemble or otherwise reverse engineer (except to the extent expressly permitted by, applicable law, notwithstanding a contractual obligation to the contrary) the Localized Software or any portion thereof; (ii) modify, translate or create any Derivative Works based upon the Localized Software; (iii) remove any copyright, trademark or other proprietary rights notices contained on or in the Localized Software; (iv) perform, or release the results of, benchmark tests or other comparisons of the Localized Software with any other programs; (v) incorporate the Localized Software or any portion thereof into any other program or product; or (vi) use the Localized Software for any purpose other than in accordance with the terms and conditions of this Agreement or the applicable Distributor Agreement or End User Agreement.

3.  ADDITIONAL COVENANTS

     3.1. Localization and Delivery. PSI shall. [*]. localize the ZipLock ESD System for the Territory and deliver the initial version of the Localized Software to SMOJ by a date to be mutually agreed upon by the parties as part of the Initial Operating Plan described in Section 3.3. In addition, during the License Term PSI shall, [*], deliver to SMOJ [*] other than as provided in this Agreement (i) a Japanese-localized version of the initial release

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version of each New Product, including Documentation, and (ii) a non-localized version of any Enhancement for the Localized Software, including, without limitation, any New Products and (iii) PSI's standard distributor agreement as well as PSI's standard end user license agreement for the non-localized version of the Localized Software for purposes of SMOJ's preparation of the Distributor Agreement and the End User License Agreement. SMOJ and PSI will agree in writing on the optimal technical responsibilities for, and other applicable terms and conditions relating to, localization of such Enhancements for the Territory, provided that SMOJ shall be responsible for the actual cost of such localization with the specific optimal mechanics to be determined as part of the Annual Operating Plan. If PSI performs the localization of such Enhancements for SMOJ, it will charge SMOJ [*]. The parties agree that, in general, they do not want to make changes to the Localized Software which are unique and customized to the Japanese market or customers. However, SMOJ may request PSI to make specific changes to the Localized Software for the unique needs of the Japanese Market and/or customers. If both parties feel that there is compelling strategic and/or financial justification for the customization, PSI will work with SMOJ to create a written specification and architecture for the requested customization, and will provide an estimate of the cost of such customization to SMOJ and/or its customer. SMOJ or its customers shall be responsible for the cost of any such customization. If PSI performs the customization for SMOJ, PSI will charge [*].

     3.2. Independent Business Unit. SMOJ shall establish the Business Unit as an independent profit center with SMOJ and shall operate the Business through the Business Unit. The Business Unit shall not engage in any business activity other than the development and operation of the Business. SMOJ shall devote appropriate resources to aggressively develop the Business, and shall have the right to retain all profits earned by the Business Unit in connection with the Business; provided that the foregoing shall in no way limit SMOJ's obligation to pay the amounts due to PSI under this Agreement. SMOJ shall use commercially reasonable efforts to establish the Business Unit and launch the Business on or before October 31, 1998, and in any event no later than December 15, 1998. The initial staffing for the Business Unit shall be as set forth in the Initial Operating Plan described in Section 3.3. SMOJ shall seek the comments of PSI in advance regarding the manager to be appointed for the Business Unit,. but SMOJ will have final authority for the decision on all staffing for the Business Unit. In order to ensure appropriate access to SMOJ senior management, the Business Unit's manager will report directly to an SMOJ General Manager or a more senior executive.

     3.3. Initial and Annual Operating Plan and Process. Within thirty (30) days after the execution of this Agreement, the parties shall agree upon an Initial Operating Plan for the Business Unit, which plan (a) shall set forth the launch plan; the marketing, sales, and distribution plan; and the technical support and training plans for the Business Unit and the Localized Software and
(b) shall cover the period from the Effective Date through March 31, 1999 (the "Initial Operating Plan"). The current draft of the Initial Operating Plan is set forth in attached Appendix 1 and shall include, without limitation, those elements set forth in attached Appendix 1. Beginning in 1998, and no later than December 31st of each year during the Term, the parties shall agree upon an Annual Operating Plan for the Business Unit for the immediately following Fiscal Year (an "Annual Operating Plan"). The Annual Operating Plan should include, without limitation, product development, technical and customer support, marketing, sales and distribution plans for developing the market for the Localized Software, as well as target, minimum, and incentive revenue to be earned by the Business Unit and royalty payments to be paid PSI. As part of the annual process of developing the Annual Operating Plan, the parties (i) shall discuss the current market, competitive, product, and distribution situation in Japan, the US, and the rest of the world,] and (ii) [shall review in good faith the required Performance Criteria for the Business Unit for the following Fiscal Year.] [If there is expected to be a revenue shortfall in any Fiscal Year due to adverse economic conditions outside of SMOJ's control, and if SMOJ continues to aggressively market the Localized Software and develop the Business during such Fiscal Year, then PSI will consider, in good faith, a reduction in the Performance Criteria for such Fiscal Year. If, in connection with the development of any Annual Operating Plan for any Fiscal Year in the Initial Term, the parties are unable to agree upon Performance Criteria for the immediately following Fiscal Year in the Initial Term, then the [Performance Criteria] for such immediately following Fiscal Year will be as set forth in
Section 4.3 below.

     3.4.  Marketing and Distribution.

          3.4.1. Marketing Efforts. SMOJ shall market and distribute the Localized Software in the Territory in accordance with the Initial and Annual Operating Plans and this Agreement. SMOJ will have the right to determine the pricing of the Localized Software in the Territory.

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          3.4.2.  Distributor Agreement.

                  (i) Prior to the distribution of any Localized Software by SMOJ to any Distributor, SMOJ and such Distributor shall enter into a Distributor Agreement. SMOJ shall not alter the material terms of such Distributor Agreement without the prior written approval of PSI, which approval will not be unreasonably withheld.

                  (ii) SMOJ shall use commercially reasonable efforts to enforce the terms of each Distributor Agreement with at least the same degree of diligence that SMOJ uses to enforce similar agreements for SMOJ's products and/or services. SMOJ shall immediately notify PSI of any breach of any material term of any such Distributor Agreement and shall cooperate with PSI in any action to prevent or stop unauthorized use, reproduction, distribution and/or disclosure of the Localized Software.

          3.4.3.  End User License Agreement.

                  (i) Any distribution of the Localized Software by SMOJ in the Territory during the License Term shall be pursuant to an End User License Agreement. SMOJ shall not alter the material terms of such End User License Agreement without the prior written approval of PSI, which approval will not be unreasonably withheld.

                  (ii) SMOJ shall use commercially reasonable efforts to enforce the terms of each End User License Agreement with at least the same degree of diligence that SMOJ uses to enforce similar agreements for SMOJ's products and/or services. SMOJ shall immediately notify PSI of any breach of any material term of any such End User License Agreement and shall cooperate with PSI in any action to prevent or stop unauthorized use, reproduction, distribution and/or disclosure of the Localized Software.

          3.4.4. Proper Licensing of Localized Software. SMOJ shall not distribute or provide to, or allow any entity (including Sony Corporation or any Affiliate of SMOJ) to use the Localized Software unless that entity has signed and agreed to be bound by a Distributor Agreement or End User License Agreement.

     3.5. Compliance With Applicable Laws. SMOJ shall (i) comply with all laws, regulations and other legal requirements that apply to this Agreement; the exercise of SMOJ's rights or the performance of SMOJ's duties hereunder (including, without limitation, any rights or obligations of any Distributor or End User); or the operation of the Business, including, without limitation, all applicable filings, registrations, reports, licenses, permits and authorizations (collectively, "Authorizations"); export and import control laws; and tax and foreign exchange legislation; and (ii) advise PSI of any legislation, rule, regulation or other law (including but not limited to any customs, tax, trade, intellectual property or tariff law) which is in effect or which may come into effect in the Territory after the Effective Date of this Agreement, which SMOJ becomes aware of and considers material to the Business and which affects the importation of the Localized Software into, or the use and the protection of the Localized Software and the intellectual property rights within. the Territory, or which has a material effect on any provision of this Agreement. SMOJ shall provide PSI with the assurances and official documents that PSI periodically may request to verify SMOJ's compliance with this Section. In the event that the issuance of any Authorization is conditioned upon an amendment or modification to this Agreement which is unacceptable to PSI, PSI shall have the right to terminate this Agreement without liability or further obligation whatsoever to SMOJ.

     3.6. Training and Support. PSI shall, [*] provide to the Business Unit personnel (i) reasonable technical, marketing and sales and business development training (including, without limitation, maintenance service training and system integration support training) which are necessary for SMOJ to establish the Business and (ii) reasonable ongoing business development support. In addition, if desired by SMOJ, PSI shall provide additional support or other services at an agreed upon fee ([*]). The level and nature of the support which PSI will provide [*], and the level, nature, and cost of the additional support or services which SMOJ may desire PSI to provide at SMOJ's expense, will be agreed to as part of the Initial and Annual Operating Plans, as determined in accordance with Section 3.3. SMOJ shall be responsible for all engineering work related to the installation, integration and technical support of the Localized Software in the Territory.

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

     3.7. Publicity. Promptly following the execution of this Agreement, the parties shall issue a mutually agreeable, press release inside the Territory, and PSI shall issue a mutually agreeable worldwide press release, regarding this Agreement. Thereafter during the Term, the parties shall reasonably cooperate to promote the Business publicly on a regular basis. PSI may reasonably use SMOJ's name and a description of SMOJ's use of the Localized Software on PSI's web site and in PSI's advertising and promotional literature subject to obtaining the prior written consent of SMOJ (which shall not be unreasonably withheld).

     3.8. Formation of Joint Venture. The parties agree to consider forming a joint venture at the end of the Initial Term for the operation of the Business, with the equity ownership, capitalization. and other terms to be mutually determined at that point, if the parties decide to form such joint venture. However, if at any time prior to the end of the Initial Term, SMOJ reasonably requests that the ongoing running royalty rate payable to PSI hereunder (as set forth in Section 4.2 below) be reduced from [*] percent ([*]%), then (i) the parties shall meet to discuss an appropriate resolution, and PSI shall consider in good faith any such request by SMOJ; and (ii) in connection with such discussions, PSI will have the option to request that SMOJ form a joint !venture with PSI for the operation of the Business, with the terms, equity ownership, and capitalization to be determined at that point, and SMOJ shall consider on good faith any such request by PSI.

     3.9. Joint New Product Development and Marketing. The parties agree that they may jointly develop new products or services, and may jointly market and distribute those products and services outside the Territory. All rights and responsibilities, including royalties due to PSI and SMOJ and intellectual property rights for such products or services, will be covered by a separate written agreement.

4.  PAYMENT

     4.1. Up-Front License Fee. In consideration of the licenses granted and services provided hereunder, SMOJ shall pay to PSI (i) a non-refundable, non-creditable, non-recoupable up-front license fee of [*] (US$[*]) and (ii) a non-refundable, non-creditable, non-recoupable up-front payment of [*] (US$[*]) for training and consulting services provided by PSI in connection with the launch of the Business, in each case payable within thirty (30) days after the Effective Date.

     4.2. Running Royalties. In further consideration of the licenses granted hereunder, SMOJ shall pay to PSI an additional running royalty ("Running Royalty") equal to [*] Percent ([*]%) of any and all Gross Revenues received by SMOJ in connection with (i) any distribution of any Localized Software to any Distributor or End User (including, without limitation, any Affiliate of SMOJ),
(ii) the provision of any service offered by SMOJ through or by using the Localized Software; (iii) any joint venture, or any service operated by SMOJ, with any third party, including, without limitation, any other Affiliate of SMOJ; or (iv) the operation of the Business; provided that, for any products or services developed jointly by PSI and SMOJ pursuant to a mutually acceptable separate written agreement as set forth in Section 3.9 above, a Running Royalty (payable to both PSI and SMOJ) will be agreed to by the parties which reflects the contribution of each party to the market value of such jointly developed product or service. If any Localized Software is distributed (or any service offered through or by using any Localized Software) to any Affiliate of SMOJ at a price which is (or for other consideration, the fair market value of which is) below the then-current price generally offered by SMOJ to non-Affiliated third parties for such Localized Software or service ("Current Market Price"), then for purposes of calculating the Running Royalty due to PSI, SMOJ shall be deemed to have received from such Affiliate of SMOJ such Current Market Price for such Localized Software or service.

     4.3. Performance Criteria. Unless otherwise agreed by the parties, the annual minimum Gross Revenue for the Business and Running Royalty Performance Criteria levels for the Initial Term will be as follows:

     Fiscal Year Beginning April 1       1999    2000    2001
     -----------------------------       ----    ----    ----
     Gross Revenue                      $[*]    $[*]    $[*]
     Minimum Running Royalty            $[*]    $[*]    $[*]

Any renewal of this Agreement, as set forth in Section 10.1 shall be subject to the prior written agreement of the parties regarding appropriate Performance Criteria for the immediately following three-(3)-year Renewal Term.

                        CONFIDENTIAL TREATMENT REQUESTED
                    [*] PORTIONS REDACTED FROM EDGAR VERSION

     4.4. Incentive Performance Criteria. The parties agree that SMOJ should be incentivized with a reduced royalty rate for aggressively developing the Business. Therefore, the Running Royalty payable to PSI in any given Fiscal Year will be reduced to [*] Percent ([*]%) of any Gross Revenues actually received by SMOJ hereunder during such Fiscal Year, which are in excess of the following incentive revenue levels earned in that given Fiscal Year:


     Fiscal year Beginning April 1  1999  2000  2001
     -----------------------------  ----  ----  ----
     Incentive Gross Revenue        $[*]  $[*]  $[*]

     For example, if during Fiscal Year 1999, the Business Unit receives [*] (US$[*]) in Gross Revenues, the Running Royalty paid to PSI for Fiscal Year 1999 shall total [*] (US$[*]) (i.e., [*]).

     4.5. Payment. All Running Royalties required hereunder shall be paid on a [*] basis, with payment due [*] ([*]) days after the receipt of invoice from PSI which may be issued at the end of each [*]. All sums to be paid by SMOJ hereunder shall be paid in U.S. Dollars and shall be remitted on or before the applicable due date, by wire transfer to any account specified by PSI. Late payments shall accrue interest charges from the due date through the date of payment in full at a rate which is the lower of [*] ([*]%) per month or the highest rate allowed by applicable law on the amount due; provided that PSI's right to receive such interest (i) shall not constitute a forbearance or waiver by PSI and (ii) shall not affect PSI's other rights and remedies (whether under this Agreement or otherwise) with respect to any lateness in payment or failure to pay. Except for any tax withheld by SMOJ on behalf of PSI as set forth in
Section 4.6 of this Agreement, no amounts shall be deducted from any Running Royalties payable by PSI to cover returns, rebates, discounts, price protection, or bad debts, or any costs incurred in the marketing or distribution of the Localized Software or the operation of the Business. If the total Running Royalty actually paid to PSI during any Fiscal Year does not equal or exceed the annual minimum Running Royalty due to PSI for Such Fiscal Year pursuant to
Section 4.3, then SMOJ shall pay to PSI, within [*] ([*]) days after the receipt of an invoice from PSI dated the end of such Fiscal Year, an amount equal to the difference between the minimum Running Royalty required for such Fiscal Year and the actual Running Royalty paid to PSI during such Fiscal Year, except in the event that the Business Unit's actual Gross Revenues have not met the applicable minimum targets for the first two (2) years during the Initial Term or a Renewal Term and SMOJ elects not to continue the exclusive nature of the license granted hereunder for one (1) additional year by paying to PSI the royalty shortfall for the second Fiscal Year. as set forth in Section 2.2.3. If Such royalty shortfall occurs in the third Fiscal Year of the Initial Term or any Renewal Term, and if SMOJ pays the difference between the minimum Running Royalty required for such Fiscal Year and the actual Running Royalty paid to PSI during such Fiscal Year, and if the parties have agreed on the renewal conditions described in Section 10.1,. then the license rights granted to SMOJ pursuant to
Section 2.1 shall continue on an exclusive basis for the following three (3) year Renewal Term. As part of the Initial and Annual Operating Plan preparation process described in Section 3.32, SMOJ and PSI will agree on the exchange rate for payment of the Running Royalties in U.S. Dollars to PSI.

     4.6. Taxes. SMOJ shall pay, and indemnify and hold PSI harmless, from. all sales, use, value added or other duties, customs fees, levies, governmental charges or taxes of any nature (other than taxes on PSI's net income), including penalties and interest, and all government permit or license fees assessed upon or with respect to the Localized Software, the Business and/or any services rendered to SMOJ hereunder. If SMOJ is required by law to pay any tax, to make any deduction or to withhold any amount from any sum payable to PSI by SMOJ on behalf of PSI hereunder, SMOJ shall be and is hereby authorized to remit such amounts to the appropriate taxing authorities and promptly furnish PSI with tax receipts evidencing the payments of such amounts.

     4.7. [*] Reports. Within [*] ([*]) days after the end of each [*], SMOJ shall provide PSI with a written royalty report, which shall set forth the basis for the calculation of the Running Royalty amount paid, including, without limitation, the following information: the number of units of the Localized Software (on a product by product basis) licensed during such [*]; a description of the type of Localized Software (on a product by product basis) acquired by each End User; the names of each End User and each Distributor; the gross amount received for any use or licensing of the Localized Software; any amounts paid or credited for returns, rebates, exchanges, bad debt and/or discounts; and any other information reasonably requested by PSI. In addition. SMOJ shall provide PSI with a [*] report at a reasonable level of detail (including an English executive summary) on the technical and customer support, marketing, promotion, distribution and other activities taken by the Business unit

                        CONFIDENTIAL TREATMENT REQUESTED
                    [*] PORTIONS REDACTED FROM EDGAR VERSION during such prior [*] in connection with developing the Business, which report shall include, without limitation, an explanation for any differences between the planned activities as agreed upon in the then-current Annual Operating Plan and the actual activities undertaken by the Business Unit during such prior fiscal quarter. Within [*] ([*]) days after the end of each [*], PSI shall provide SMOJ with a written referral fee report, which shall set forth the basis for the calculation of the referral fees due SMOJ for those Japanese customers whom SMOJ introduces to PSI and who install any Localized Software outside of the Territory pursuant to Section 2.4 of this Agreement, including the following information: the number of units of the Localized Software (on a product by product basis) licensed during such [*]; a description of the type of Localized Software (on a product by product basis) acquired by each End User; the name of each End User; the gross amount received for any use or licensing of the Localized Software; any amounts paid or credited for returns, rebates, exchanges, bad debt and/or discounts.

     4.8. Audit Rights. SMOJ shall keep and maintain (and shall require, as reasonably consistent with SMOJ's normal practices for its Distributors, each of its Distributors to maintain) full, true, and accurate books and records containing all data reasonably required for verification of SMOJ's (and any such Distributor's) compliance with the terms of this Agreement, including without limitation, the quantity of Localized Software distributed (on a product by product basis), the Gross Revenues received by the Business Unit, and the amounts to be paid hereunder. PSI shall have the right, during normal business hours upon at least fourteen (14) days prior notice, to audit and analyze the relevant records of SMOJ (and any such Distributor) to verify compliance with the provisions of this Agreement. The audit shall be conducted at PSI's expense unless there is inadequate record keeping or the results of such audit establish that inaccuracies have resulted in underpayment to PSI of more than [*] percent ([*]%) of the amount actually due, in which case SMOJ shall, in addition to paying promptly all amounts due bear the expenses of the audit.

5.   PROPRIETARY RIGHTS

As between PSI and SMOJ, PSI retains and shall exclusively own all right, title and interest (including, without limitation, all patent rights, copyrights, trademarks, trade secrets and any other intellectual property rights) in and to the ZipLock ESD System and the Localized Software (including, without limitation, any New Product) and any copy, Fix, Enhancement or other Derivative Work of the any of the foregoing or any portion thereof, and SMOJ hereby assigns to PSI all right, title and interest in and to any Enhancements or other Derivative Works of any of the foregoing that may be developed by SMOJ unless otherwise mutually agreed. SMOJ agrees to cooperate reasonably with PSI, [*], in any action to evidence, maintain, enforce or defend PSI's rights in the foregoing items. SMOJ shall not take any action to jeopardize, limit or interfere in any manner with PSI's ownership of and rights with respect to any of the foregoing items.

6.   CONFIDENTIAL INFORMATION

     6.1. Restrictions on Use and Disclosure. A party receiving any Confidential Information ("Recipient") from the other party ("Discloser") (i) shall hold all such Confidential Information in strict confidence, shall use and reproduce such information only to the extent reasonably required to exercise Recipient's rights and/or fulfill Recipient's obligations hereunder, and shall not use such Confidential Information for any purpose other than the purposes contemplated by this Agreement; and (ii) shall not disclose or otherwise make available directly or indirectly, any of Discloser's Confidential Information to any third party (including, without limitation, Sony Corporation or any other Affiliate of SMOJ) without the prior written permission of Discloser.
Recipient, however, may disclose Discloser's Confidential Information in confidence only to Recipient's employees and agents who have a need to know such Confidential Information, and who are each obligated by a written agreement to comply with confidentiality and nondisclosure obligations substantially similar to those set forth in this Section 6, and/or to Recipient's lawyers, accountants, banks and financing sources, who each owe a legal and binding duty of confidentiality to Recipient. Recipient shall take all reasonable measures, and in any event no less than the same degree of care that it uses to protect its own confidential and proprietary information of similar nature and importance (but no less than reasonable care), to protect the confidentiality and avoid the unauthorized use, disclosure, publication, or dissemination of Discloser's Confidential Information. SMOJ acknowledges and agrees that the Localized Software constitutes and contains valuable Confidential Information and trade secrets of PSI and its licensors, and embodies substantial creative efforts and Confidential Information, ideas and expressions. All Confidential Information of a Discloser shall remain the sole property of such Discloser.


                        CONFIDENTIAL TREATMENT REQUESTED
                    [*] PORTIONS REDACTED FROM EDGAR VERSION

     6.2. Exclusions. The foregoing restrictions on disclosure and use set forth in Section 6.1 shall not apply with respect to any Confidential Information to the extent which such Confidential Information: (i) is now or later becomes publicly known through no act or omission of Recipient; (ii) was known by Recipient prior to receipt from Discloser; (iii) becomes known to Recipient without confidential or proprietary restriction from a source other than Discloser that does not owe a duty of confidentiality to Discloser with respect to such Confidential Information or without breach of any obligation to Discloser; or (iv) is independently developed by Recipient without the use of the Confidential Information of Discloser. In addition, Recipient may use or disclose Confidential Information to the extent (a) approved in advance in writing by Discloser and/or (b) Recipient is legally compelled to disclose such Confidential Information, provided, however, that prior to any such compelled disclosure, Recipient shall cooperate reasonably with Discloser in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information.

     6.3. Return of Confidential Information. Upon termination of this Agreement, Recipient shall deliver immediately to Discloser all intellectual property, including the Localized Software, belonging to Discloser and all written information and material containing or constituting Confidential Information of Discloser, including, without limitation, any copies in Recipient's possession or control, whether prepared by Recipient or by others. Upon Discloser's request, Recipient shall immediately deliver to Discloser all Confidential Information of Discloser, including without limitation any copies in Recipient's possession or control, whether prepared by Recipient or others. Upon Discloser's request, Recipient shall promptly provide an affidavit signed by an officer of Recipient certifying that such delivery has been made.

     6.4. Remedies. Recipient acknowledges and agrees (i) that due to the unique nature of Discloser's Confidential Information, there can be no adequate remedy at law for any breach of Recipient's obligations hereunder, (ii) that any such breach may allow Recipient or third parties to unfairly compete with Discloser resulting in irreparable harm and significant injury to Discloser, which will be difficult to estimate and ascertain; and therefore, (iii) that upon any such breach or any threatened breach thereof, Discloser shall be entitled to seek all immediate injunction, temporary restraining order, attachment, and/or other appropriate equitable relief, in addition to whatever remedies it might have at law, without the necessity of posting any bond or security. Recipient shall notify Discloser in writing immediately upon the occurrence (or reasonably anticipated occurrence) of any such unauthorized release or other breach of the obligations of this Section 6.

7.   WARRANTY

     7.1.  Warranty by PSI.

          7.1.1. Limited Warranty. PSI represents and warrants only to SMOJ that (i) PSI has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) during the Warranty Period, the Localized Software (including, without limitation, any New Products or Enhancements provided by PSI to SMOJ hereunder), in the form provided by PSI to SMOJ and when properly installed and used, will materially conform to the applicable functional specifications for such software in effect when such Localized Software is shipped to SMOJ; and (iii) to PSI's knowledge, the Localized Software does not infringe on any third party U.S. or Japanese patent, U.S. or Japanese copyright, U.S. or Japanese trademark, or U.S. or Japanese trade secret. All warranty claims in connection with clause (ii) of the immediately preceding sentence which are not made in writing or not received by PSI within the Warranty Period shall be deemed waived. PSI's warranty and obligation is solely for the benefit of SMOJ, who has no authority to extend this warranty to any other person or entity.

          7.1.2. Export Approval. The parties recognize that PSI's ability to export its technology to SMOJ is a fundamental basis for this Agreement. PSI has a mass market exemption from United States government export restrictions for all elements of the ZipLock ESD System, with the exception of the ZipLock Builder. The ZipLock Builder is subject to United States government export restrictions. Export approval is required on a customer by customer basis, for a specific use. Approval is based on an applicant's agreement to responsible use and control of the encryption technology, and limits the use of the technology to ESD, the sale and distribution of other digital goods, and related information (such as manuals, guides, CD's, etc.). To date, PSI has received export approval from the United States government for the ZipLock Builder for every applicant. PSI shall use commercially reasonable efforts to obtain such export approval from United States government for the ZipLock

                        CONFIDENTIAL TREATMENT REQUESTED
                    [*] PORTIONS REDACTED FROM EDGAR VERSION

Builder and/or other ZipLock ESD System and any New Product, if necessary, for SMOJ, its Distributors and its End Users in accordance with the requests made by SMOJ from time to time at PSI's cost and responsibility. SMOJ agrees to reasonably cooperate with PSI in obtaining such approvals and to bear a portion of the costs and application fees actually paid by PSI, provided, however, that in no event shall the portion of the application fees which SMOJ bears exceed $[495] for each application. The parties will cooperate with each other in
 -----
obtaining export licenses for the ZipLock Builder and/or other ZipLock ESD System and any New Product, if necessary, for SMOJ, its Distributors and its End Users, as appropriate. While PSI does not anticipate any undue difficulty in obtaining export approval for the ZipLock Builder and/or other ZipLock ESD System and any New Product, if applicable, for SMOJ, its Distributors or its End Users, the parties recognize that United States government policies and laws are subject to change. If the United States export laws on this matter do change, the parties agree to work together to meet the new export requirements.

          7.1.3. Disclaimer. The express warranty set forth in Section 7.1.1 constitutes the only warranty made by PSI with respect to the Localized Software and this Agreement. PSI makes no other representation or warranty or condition of any kind, whether express or implied (either in fact or by operation of law), with respect to the Localized Software or this Agreement. PSI expressly disclaims all other representations or warranties, including, without limitation, all warranties of merchantability or fitness for a particular purpose. PSI does not warrant that the Localized Software will be error-free or that operation of the localized software will be uninterrupted, and hereby disclaims any and all liability on account thereof. There is also no implied warranty of non-infringement, the sole remedy for infringement is provided in
Section 8. This Section 7.1.3 shall be enforceable to the maximum extent allowed by applicable law.

          7.1.4. Defects Not Covered by Warranties. PSI shall leave no obligations or liability under the warranty provisions set forth in Section
7.1.1 for: (i) any use of other than the then-current, unaltered version of the Localized Software; (ii) any enhancement or other modification of the Localized Software except as authorized or performed by PSI; (iii) any accident, transportation, neglect or misuse of the Localized Software; or (iv) failure to provide a suitable installation environment, or use of the Localized Software on any systems other than the specified hardware platform and software programs for the Localized Software as set forth in the Documentation therefor.

         7.1.5. Exclusive Remedy. If SMOJ finds what it believes to be a material breach of the warranty set forth in Section 7.1.1. and provides PSI with a written report during the Warranty Period that describes such material breach in sufficient detail for PSI to be able to respond, PSI will, [*]. The foregoing is SMOJ's sole and exclusive remedy, and PSI's sole and exclusive liability, for any breach of any express or implied warranties hereunder. PSI MAKES NO WARRANTY THAT ALL ERRORS, FAILURES OR DEFECTS WILL BE CORRECTED.

     7.2. Warranty by SMOJ. SMOJ represents and warrants only to PSI that SMOJ has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

8.   INDEMNIFICATION

     8.1. Indemnification by PSI. PSI agrees to indemnify, hold harmless and defend SMOJ and its directors, officers, employees and agents from and against any and all third party claims, suits, actions or proceedings and all damages, costs, expenses, judgements, awards, settlements and other liabilities relating thereto (including reasonable attorneys' fees and costs) to the extent arising from or relating to any third party claim that SMOJ's use or possession of the Localized Software, or the license granted hereunder, infringes or violates any U.S. or Japanese patent, U.S. or Japanese copyright, U.S. or Japanese trademark or U.S. or Japanese trade secret of any third party. Should any of the Localized Software herein become or, in PSI's opinion, be likely to become subject to such a claim, (i) PSI shall, [*] (a) [*] or (b) [*]; and (ii) pending such [*], SMOJ shall cooperate reasonably with PSI to initiate any damages relating to such claim, including, without limitation, limiting further distribution of the Localized Software. In the latter case, PSI and SMOJ shall modify the Minimum Performance Criteria set forth in Section 4.3 of this Agreement to fairly reflect the impact of SMOJ's limitation of distribution, pursuant to PSI's request. PSI shall leave no liability for (a) any modification of the Localized Software other than as authorized or performed by PSI, (b) any use of other than the then-current, unaltered version of the Localized Software; or (c) any use, operation or combination of the Localized Software with other non-PSI programs, data, equipment or documentation if such liability would have been avoided but for such use, operation or combination. This Section

                        CONFIDENTIAL TREATMENT REQUESTED
                    [*] PORTIONS REDACTED FROM EDGAR VERSION

8.1 states the entire liability of PSI and the exclusive remedy of PSI with respect to infringement of any intellectual property rights, whether under theory of warranty, indemnity or otherwise.

     8.2. Indemnity by SMOJ. SMOJ shall indemnify, hold harmless and defend PSI and its directors. officers, employees, and agents from and against any and all claims, suits, actions or proceedings and all damages, costs, expenses, judgements, awards, settlements and other liabilities relating thereto (including reasonable attorneys' fees and costs) arising from or relating to any marketing, distribution, support or other use of the Localized Software by SMOJ or the operation of the Business; provided that SMOJ shall not be liable under this Section 8.2 for any claim, suit, action or proceeding to the extent for which PSI has liability under Section 8.1.

     8.3. Notice; Cooperation; Control. A party ("Indemnifying Party") shall not be obligated to indemnify, hold harmless and defend the other party ("Indemnified Party") hereunder unless (and only to the extent) the Indemnified Party (i) promptly notifies the indemnifying Party of any claim, suit, action or proceeding for which indemnification is sought (provided that any failure to provide such notice shall not diminish the Indemnifying Party's obligations under this Section 8 unless. and only to the extent that. the Indemnifying Party is materially prejudiced as a result of any such failure to provide such prompt notice): (ii) provides reasonable cooperation to the Indemnifying Party at the Indemnifying Party's expense: and (iii) allows the Indemnifying Party to control the defense and any settlement of such claim, suit, action or proceeding, provided that (a) the Indemnified Party may, at its option and expense, participate and appear with the Indemnifying Party in such claim, suit, action or proceeding and (b) neither party may settle any such claim, suit, action or proceeding without the other party's prior written approval, which will not be unreasonably withheld or delayed.

9.   LIMITATION OF LIABILITY

     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY OR THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY: (I) IN NO EVENT SHALL EITHER PARTY OR ITS SUPPLIERS BE LIABLE UNDER ANY LEGAL THEORY FOR ANY LOSS OF PROFITS OR SAVINGS, LOSS OF BUSINESS, LOSS OF USE OR DATA, INTERRUPTION OF BUSINESS, OR ANY INDIRECT. SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, HOWEVER CAUSED; AND (II) IN NO EVENT SHALL PSI'S AGGREGATE LIABILITY RELATED TO THIS AGREEMENT UNDER ANY LEGAL THEORY EXCEED THE AMOUNTS ACTUALLY RECEIVED BY PSI HEREUNDER DURING THE PREVIOUS TWELVE
(12) MONTHS FOR THE APPLICABLE LOCALIZED SOFTWARE GIVING RISE TO SUCH LIABILITY.

10.  TERM AND TERMINATION

     10.1. Term; Renewal. This Agreement shall commence on the Effective Date and, unless sooner terminated in accordance with this Agreement, shall continue in full force and effect for the Initial Term. Thereafter, this Agreement may be renewed by SMOJ for up to three (3) additional, successive Renewal Terms of three (3) years each: provided that (i) SMOJ provides PSI with written notice of SMOJ's election to renew this Agreement for all additional Renewal Term within One hundred eighty (180) days prior to the end of the Initial Term or then-current Renewal Term and (ii) the parties have first agreed in writing on appropriate Performance Criteria for the immediately following Renewal Term.

     10.2. Termination for Breach of Performance. If either party defaults in the performance of any material provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party describing the default and stating that if the default is not cured within thirty (30) days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the thirty (30) day period, then the non-defaulting party may terminate this Agreement at the end of such period by providing written notice thereof to the defaulting party. If PSI is the defaulting party during the Initial Term of this Agreement, and does not cure such default as provided herein, and SMOJ therefore terminates this Agreement, then PSI shall return to SMOJ a pro rata portion of the $[*] up-front license and service fee paid pursuant to Section 4.1 of this Agreement, where the pro rata portion will be determined as the balance of the number of days remaining in the Initial Term from the date of termination divided by the total number of days in the Initial Term as contemplated by this agreement.

                        CONFIDENTIAL TREATMENT REQUESTED
                    [*] PORTIONS REDACTED FROM EDGAR VERSION

10.3. Termination for Bankruptcy. Either party may terminate this Agreement immediately upon written notice if at any time the other party (a) becomes insolvent; (b) fails to pay its debts or perform its obligations in the ordinary course of business as they mature: (c) is declared insolvent or admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; or (d) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors, provided that, in the case of an involuntary proceeding, the proceeding is not dismissed with prejudice within sixty (60) days after the institution thereof.

     10.4. Effect of Termination. Upon any expiration or termination of this Agreement, all licenses granted to SMOJ hereunder (and all sublicenses granted in accordance with this Agreement) shall immediately terminate; provided that any Distributor Agreements and/or End User License Agreements entered into by SMOJ in accordance with this Agreement prior to the effective date of such termination (i) shall survive for the time period set forth in the applicable Distributor Agreement and/or End User License Agreement, provided that, and for so long as, such Distributor or End User, as applicable, is in compliance with the terms and conditions of such Distributor Agreement and/or End User License Agreement and (ii) SMOJ hereby assigns all such Distributor Agreements and End User License Agreements (including. without limitation, all of SMOJ's rights therein) to PSI upon the effective date of any expiration or termination of this Agreement. Within five days after expiration or any termination of this Agreement, SMOJ shall return to PSI the original copies of the Localized Software and all PSI Confidential Information, and shall return and account for all copies and extracts of the foregoing, and PSI shall return to SMOJ the original copies of all SMOJ Confidential Information and shall return and account for all copies and extracts of the foregoing. Upon each party's request, the other party shall provide the requesting party with a written statement signed by an officer of the other party certifying that such return or destruction has occurred. Termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party from any liability for breach of such party's obligations under this Agreement. Neither party will be liable to the other for damages of any kind which arise solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement by a party will be without prejudice to any other right or remedy such party under this Agreement or applicable law.

     10.5.  Survival.  Sections 1, 2.3.3, 2.5, 4.2(ii), 3.4.3(ii), 4, 5, 6,
7.1.1, 7.1.4, 7.1.5, 8, 9, 10.4, 10.5, and 11 shall survive any expiration or termination of this Agreement.

11.  GENERAL PROVISIONS

     11.1. Notices. Any notice, request, demand, or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given: (i) when delivered personally; (ii) when sent by facsimile, with written confirmation of receipt;
(iii) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) five (5) business days after deposit with a private industry express courier, with written confirmation of receipt. All notices shall be sent to the address set forth below (or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Section 11.1):

     If to SMOJ:                 If to PSI:

     Sony Marketing (Japan), Inc.  Preview Systems, Inc.
     4-10-18 Tanakawa              1601 S. De Anza Blvd., Suite 100
     Minato-ku                     Cupertino, CA 95014
     Tokyo, 108-0074               U. S. A.
     Japan                         Attn: [*]
     Attn: [*]                     Fax: [*]
     Fax: [*]                      Phone: [*]
     Phone: [*]

     11.2. Assignment. This Agreement may not be assigned or otherwise transferred, in whole or in part, whether voluntarily, by operation of law or otherwise, by either party without the prior written consent of the other party, provided however that if the other party refuses to so consent with respect to the acquisition of the first party,

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the requesting party may elect to terminate this Agreement. Subject to the preceding sentence, the rights and liabilities of the parties hereto will bind, and inure to the benefit of, their respective assignees and successors and is binding on the parties and their successors and assigns. Any attempted assignment or other transfer other than in accordance with this Section 11.2 shall be null and void.

     11.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A., without reference to California's conflicts of law provisions.

     11.4. Arbitration. The parties agree that, should any dispute of any nature arise between them during the term of this Agreement, they shall first attempt in good faith to resolve any such dispute amicably through discussion and negotiation. If a dispute cannot be resolved informally, the parties will exchange their views in writing and will meet and confer in person or by telephone and attempt in good faith to resolve the dispute prior to commencing any legal action. If the foregoing process fails, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in San Francisco, California, in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association (or such other body mutually agreeable to the parties), and applying California law and/or U.S. federal law, if applicable. Unless otherwise agreed by the parties, the arbitration shall be conducted in English, and all documents submitted by the parties must be in English. Sections 11.1 (Notices) and 11.3 (Governing Law) are incorporated herein by reference. The arbitrator(s) shall have the power to grant injunctive or other equitable relief. Notwithstanding the foregoing, (i) either party may seek in injunctive or other equitable relief in a court of competent jurisdiction pending the outcome of such arbitration, and (ii) any judgment against a party upon the decision rendered by such arbitration, and/or any injunctive or other equitable relief granted by such arbitration, may be entered in any court having competent jurisdiction over the party or its assets.

     11.5. Attorneys' Fees. If any legal action, including, without limitation, an action for arbitration or injunctive relief is brought relating to this Agreement or the breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a dismissal without prejudice, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorney fees paid or incurred in good faith.

     11.6. Expenses. Except as otherwise provided herein, each party will bear its own costs and expenses relating to the negotiation of this Agreement and the exercise of its rights and the performance of its duties hereunder, including, without limitation, any fees and expenses of attorneys, accountants, investment bankers, consultants and other representatives retained or used by such party.

     11.7. Waiver. The waiver by either party of a breach of or a default under any provision of this Agreement, shall be in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

     11.8. Severability. If the application of any provision of this Agreement to any particular facts of circumstances shall be held to be invalid or unenforceable by an arbitration panel or a court of competent jurisdiction, then
(i) the validity and enforceability of such provision as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby and (ii) such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties and reformed without further action by the parties to the extent necessary to make Such provision valid and enforceable.

     11.9. Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed as creating joint venture, partnership, agency, employment or fiduciary relationship between the parties. Neither party nor its agents by virtue of this Agreement shall have any authority of any kind to bind the other party in any respect whatsoever, and the relationship of the parties is, and at all times shall continue to be, that of independent contractors.

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     11.10.  Cumulative Remedies.  The rights and remedies of either party as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies now or hereafter provided by law or at equity.

     11.11. Force Majeure. Except for the payment of monies due hereunder, neither party shall be responsible for its failure to perform to the extent due to unforeseen circumstances or causes beyond its control, such as acts of God, wars, riots, embargoes, government actions, acts of civil or military authorities, fires, floods, earthquakes, accidents, or strikes, provided that
(i) such party gives the other party prompt written notice of the failure to perform and the reason therefor and uses its reasonable efforts to limit the resulting delay in its performance and (ii) in no event will a failure to perform be excused for a period of more than sixty (60) days, unless otherwise agreed by the parties.

     11.12. Construction. This Agreement has been negotiated by the parties and shall be interpreted fairly in accordance with its terms and without any construction in favor of or against either party.

     11.13. Captions and Section Headings. The captions and section and paragraph headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

     11.14. Counterparts. This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one Agreement.

     11.15. Entire Agreement; Amendment. This Agreement, including the Exhibit(s) attached hereto which are incorporated herein by this reference, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, agreements and communications, whether oral or written, between the parties relating to the subject matter of this Agreement and all past courses of dealing or industry custom. No amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by a duly authorized signatory of each of the parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by duly authorized representatives of the parties as of the Effective Date.


"SMOJ"                             "PSI"

SONY MARKETING (JAPAN), INC.       PREVIEW SYSTEMS, INC.


By:  /s/ Toshiharu Sawada          By:  /s/ Edward Wholihan
     -- -----------------------         -------------------------
     Signature                          Signature

Name:  Toshiharu Sawada            Name:  Edward Wholihan
       ------------------------           -----------------------
       Print or Type                      Print or Type

Title: Senior Managing Director    Title: Chief Financial Officer
       ------------------------           -----------------------

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                       Appendix 1: Initial Operating Plan


                [Attach Current Draft Of Initial Operating Plan]


1.  Launch date: October 31, 1998

2.  Fulltime personnel employed by SMOJ at launch of business:
     - [*]
     - [*]
     - [*]

3. Delivery of initial Localized Software: To be determined by mutual agreement of the parties

4.   Other Business elements to be developed:
     a.  Sales, partner, and distribution plans
     b.  Marketing and promotion plans
     c.  Technical support plans
     d.  Training plans


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